Exhibit 99.1

Wynn Resorts Announces Update Presentation with CEO Matt Maddox

LAS VEGAS – March 7, 2018 – Wynn Resorts, Limited (NASDAQ: WYNN) announced today that it will release an update presentation to the investment community regarding recent operational and financial results as the Company marks the first month since the appointment of Matt Maddox as its new CEO. The presentation will be available at approximately 2:00 p.m. PT (5:00 p.m. ET) on March 7, 2018 at www.wynnresorts.com under the "Company Information" section. The presentation will be accompanied by audio commentary also available at approximately 2:00 p.m. PT (5:00 p.m. ET) at that same location. Interested parties may also dial (855) 415-3151 or, for international callers, (706) 643-0974, to access the audio commentary. The audio commentary access ID is 2077484. A replay of the audio commentary will be available through March 15, 2018 by dialing (855) 859-2056 or, for international callers, (404) 537-3406. The replay access code is 2077484. The audio commentary and presentation will also be archived at www.wynnresorts.com.

Wynn Resorts, Limited also announced that it will participate in the J.P. Morgan Gaming, Lodging, Restaurant, and Leisure Management Access Forum being held at Encore at Wynn Las Vegas on March 8-9, 2018.

SOURCE:
Wynn Resorts, Limited

CONTACT:
Robert Amerine, Vice President – Corporate Finance
702-770-7555
investorrelations@wynnresorts.com